Exhibit 10.40

OCEANFIRST FINANCIAL CORP.
2020 STOCK INCENTIVE PLAN
OPTION AWARD AGREEMENT
GRANT OF [XX, 20XX]

Name of Recipient:	XX

Total Stock Award:	XX

Exercise Price Per Share: XX

Installment Schedule:	[20]% of Award for each year of the [5] year Vesting Schedule as follows:

[1st installment XX
2nd installment XX
3rd installment XX
4th installment XX
5th installment     XX]

Vesting Schedule:	Installments are earned after each period of continuous employment commencing on [March 1, XX] and on each
[March 1st thereafter] through [March 1, XX].

Date of Grant:	XX

Payment of Exercise Price:
The Exercise Price may be paid by delivery of any combination of cash, Common Stock or other consideration (to the permitted under the Plan) having a Fair Market Value on the exercise date equal to the total Exercise Price, including a cashless exercise arrangement with a qualifying broker-dealer or a constructive stock swap or “net exercise”.

Effect of Termination of
Employment because of:

(a) Death or Disability:	All unvested shares subject to this Stock Award vest immediately upon such termination of employment.

(b) Cause:	All unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

(c) Other Reasons:
Unless otherwise determined by the Committee, all unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

Voting:	Recipient is entitled to direct the Trustee as to the voting of shares subject to this Stock Award that have been granted but have not yet been earned and distributed.

Non-Transferability:
The Recipient of this Stock Award shall not sell, transfer, assign, pledge or otherwise encumber Shares subject to this Stock Award until full vesting of such Shares has occurred. The period of time between the Date of Grant and the date Shares subject to this Award Agreement become vested is referred to herein as the “Restricted Period.” All certificates representing Shares subject to this Award Agreement shall have endorsed thereon the following legend: “The shares represented by this certificate are subject to an agreement between the Holding Company and the registered holder, a copy of which is on file at the principal office of the Holding Company.”

Unless determined otherwise by the Committee and except in the event of the Recipient's death or pursuant to a domestic relations order, this Stock Award is not transferable and may be earned only in the Recipient's lifetime. Upon the death of the Recipient, this Stock Award is transferable by will or the laws of descent and distribution. The terms of the OceanFirst Financial Corp. 2020 Stock Incentive Plan, as amended (the “Plan”), and this Stock Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.

In the event the Recipient is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Committee must give written consent to permit the shares subject to this Stock Award Agreement to be sold or otherwise disposed of within six (6) months following the Date of Grant of this Stock Award.

Distribution:
The certificate or certificates evidencing Shares subject to this Stock Award shall be delivered to and deposited with a trustee or with the Secretary of the Holding Company as Escrow Agent in this transaction (either referred to herein as the “Trustee”). Such certificates are to be held by the Trustee until termination of the Restricted Period. Shares of Common Stock, plus any dividends and earnings on such shares, will be distributed as soon as practicable upon termination of the Restricted Period.

Designation of Beneficiary:
A Beneficiary may be designated in writing (subject to such requirements as the Committee may specify in its discretion) to receive in the event of death, any Award to which the Recipient would be entitled pursuant to the Plan under the Stock Award Agreement.

The Committee hereby grants to the individual named above (“Recipient”) a Stock Award for the number of Shares listed above, subject to the terms and conditions of the Plan and this Stock Award Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Award Agreement, the terms and conditions of the Plan shall prevail.

Neither the Plan or this Award Agreement create any right on the part of an employee to continue in the service of OceanFirst Bank, N.A. (the “Bank”), OceanFirst Financial Corp. or any affiliates thereof. Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.

The Holding Company shall not be required to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Stock Award Agreement. The parties agree to execute such further instruments and take such actions as may be reasonably necessary to carry out the intent of this Stock Award Agreement.

The Recipient agrees to make appropriate arrangements with the Holding Company (or parent or subsidiary employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to Shares subject to this Award Agreement. The Recipient represents that the Recipient has consulted with any tax consultants deemed advisable in connection with this Stock Award and that Recipient is not relying on the Holding Company for any tax advice.

This Stock Award and any Shares covered by this Stock Award are subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as has been or may be adopted by the Holding Company’s Board of Directors from time to time.
The Recipient agrees that during his or her employment with the Bank and of one year after the termination of such employment for any reason, the Recipient shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Bank or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any client, customer licensee, vendor, collaborator or corporate partner of the Bank or any of its subsidiaries that had a business relationship with the Bank or any of its subsidiaries at the time of termination of the Recipient’s employment with the Bank or at any time during the six-month period ending on the Recipient’s date of termination.
The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, in respect of the Plan and this Stock Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference. The Plan and this Stock Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Holding Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Holding Company and the Recipient. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of New Jersey.

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Stock Award Agreement to be executed, and said Recipient has hereunto set his hand, as of this XX day of XX.

OCEANFIRST FINANCIAL CORP.

By:___________________________
    Name:
Title:

RECIPIENT

______________________________
XX